CUSIP No. 45031X 10 5                                          Page 1 of 6 Pages



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 2)1

                           Ista Pharmaceuticals, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45031X 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
              Date of Event Which Requires Filing of this Statement

Check the appropriate box to designate the rule pursuant to which this
Schedule is Filed:

         [ ] Rule 13d-1(b)
         [ ] Rule 13d-1(c)
         [X] Rule 13d-1(d)

______________
         1The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page. The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

CUSIP No. 45031X 10 5                                          Page 2 of 6 Pages

--------------------------------------------------------------------------------
1)   Name of Reporting Person                 Domain Partners
     I.R.S. Identification                       III, L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                         Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                         5)   Sole Voting        -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person                  ----------------------------------------------
With                              6)   Shared Voting
                                        Power             -0-

                                  ----------------------------------------------
                                  7)   Sole Disposi-      -0-
                                        tive Power

                                  ----------------------------------------------
                                  8)   Shared Dis-
                                        positive Power    -0-

                                  ----------------------------------------------

9)   Aggregate Amount Beneficially                        -0-
       Owned by Each Reporting person

--------------------------------------------------------------------------------
10)  Check if the Aggregate
       Amount in Row (9)
       Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                       -0-
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 45031X 10 5                                          Page 3 of 6 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                 DP III Associaties,
     I.R.S. Identification                        L.P.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                         Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                         5)   Sole Voting        -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person                  ----------------------------------------------
With                              6)   Shared Voting
                                        Power             -0-

                                  ----------------------------------------------
                                  7)   Sole Disposi-      -0-
                                        tive Power

                                  ----------------------------------------------
                                  8)   Shared Dis-
                                        positive Power    -0-

                                  ----------------------------------------------

9)   Aggregate Amount Beneficially                        -0-
       Owned by Each Reporting person

--------------------------------------------------------------------------------
10)  Check if the Aggregate
       Amount in Row (9)
       Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                       -0-
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               PN

CUSIP No. 45031X 10 5                                          Page 4 of 6 Pages


--------------------------------------------------------------------------------
1)   Name of Reporting Person                 Domain Associates,
     I.R.S. Identification                        L.L.C.
     No. of Above Person
     (Entities Only)
--------------------------------------------------------------------------------
2)   Check the Appropriate Box                  (a) [ X ]
     if a Member of a Group                     (b) [   ]

--------------------------------------------------------------------------------
3)   SEC Use Only

--------------------------------------------------------------------------------
4)   Citizenship or Place                         Delaware
     of Organization
--------------------------------------------------------------------------------
Number of                         5)   Sole Voting        -0-
Shares Beneficially                     Power
Owned by Each
Reporting Person                  ----------------------------------------------
With                              6)   Shared Voting
                                        Power             -0-

                                  ----------------------------------------------
                                  7)   Sole Disposi-      -0-
                                        tive Power

                                  ----------------------------------------------
                                  8)   Shared Dis-
                                        positive Power    -0-

                                  ----------------------------------------------

9)   Aggregate Amount Beneficially                        -0-
       Owned by Each Reporting person

--------------------------------------------------------------------------------
10)  Check if the Aggregate
       Amount in Row (9)
       Excludes Certain Shares

--------------------------------------------------------------------------------
11)  Percent of Class
     Represented by                                       -0-
     Amount in Row (9)

--------------------------------------------------------------------------------
12)  Type of Reporting
     Person                                               OO

CUSIP No. 45031X 10 5                                          Page 5 of 6 Pages

                Amendment No. 2 to Schedule 13G (Final Amendment)
                -------------------------------------------------

          Reference is hereby made to the statement on Schedule 13G originally filed with the Securities and Exchange Commission on February 13, 2001 and Amendment No. 1 thereto filed on February 5, 2002 (as so amended, the "Schedule 13G"). Terms defined in the Schedule 13G are used herein as so defined.

          The following items of the Schedule 13G are hereby amended and restated as follows:

Item 4 -         Ownership.

                 (a)   Amount Beneficially Owned:

                 Domain III: no shares of Common Stock
                 DP III A: no shares of Common Stock
                 DA: no shares of Common Stock

                 (b)   Percent of Class:

                 Domain III: -0-
                 DP III A: -0-
                 DA: -0-

                 (c)   Number of shares as to which such person has:

                 (i)   sole power to vote or to direct the vote:  -0-

                 (ii)  shared power to vote or to direct the vote:  -0-

                 (iii) sole power to dispose or to direct the disposition of:

                       -0-

                 (iv) shared power to dispose or to direct the disposition of: -0-

CUSIP No. 45031X 10 5                                          Page 6 of 6 Pages

Signature:

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       DOMAIN PARTNERS III, L.P.
                                       By:  One Palmer Square Associates III,
                                       L.P., General Partner

                                       By /s/ Kathleen K. Schoemaker
                                         -----------------------------------
                                                General Partner


                                       DP III ASSOCIATES, L.P.
                                       By:  One Palmer Square Associates III,
                                       L.P., General Partner

                                       By /s/ Kathleen K. Schoemaker
                                         -----------------------------------
                                                General Partner


                                       DOMAIN ASSOCIATES, L.L.C.


                                       By /s/ Kathleen K. Schoemaker
                                         -----------------------------------
                                                Managing Member


Date: January 9, 2003